EXHIBIT 10.7



February 3, 2004

PERSONAL AND CONFIDENTIAL

Doug Cole
Trinity Learning Corporation
1831 Second Street
Berkeley, CA 94710
Telephone: (925) 377-2000
Fax: ((25) 377-2010

Ladies and Gentlemen:

This letter will set forth the terms under which Trinity Learning Corporation (the "Company") hereby engages Doherty & Company, LLC ("Doherty") to render an opinion to the Company's Board of Directors (the "Opinion") as to the fairness to the Company's current shareholders, from a financial point of view, of the proposed merger of the Company codenamed Empire (the "Transaction").

Services: Doherty will provide the Company with the following services:

     1. Doherty shall familiarize itself with the financial condition and business of the Company and the financial aspects of the Transaction.

     2. Doherty shall render an oral and written Opinion to the Company's Board of Directors as to the fairness of the Transaction from a financial point of view. The nature and scope of our investigation as well as the scope, form and substance of the Opinion shall be such as Doherty considers appropriate.

If the Company requests additional services not otherwise contemplated by this letter agreement, the Company and Doherty will enter into an additional letter agreement which will set forth the nature and scope of the services, appropriate compensation and other customary matters, as mutually agreed upon by Doherty and the Company.

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Compensation: The Company agrees to pay Doherty an Opinion Fee of Fifty Thousand
Dollars ($50,000) payable upon the written delivery of the Opinion. Further, if the Company terminates this engagement prior to the delivery of the Opinion by Doherty, the Company agrees to pay to Doherty an early termination fee of Twenty Five Thousand Dollars ($25,000).

All fees and expenses payable hereunder will be payable in U.S. dollars in cash, net of any applicable withholding and similar taxes.

Reimbursement of Expenses: The Company agrees to periodically reimburse Doherty promptly when invoiced for all of its reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel) in connection with the performance of its services hereunder, regardless of whether an Opinion is rendered: provided, however that reimbursement of such expenses shall be limited to Five Thousand Dollars ($5,000). Upon termination of this letter agreement or delivery of an Opinion, the Company agrees to pay promptly in cash any unreimbursed expenses that have accrued as of such date. To the extent officers of Doherty assist in, or provide testimony in trial or deposition for any action, suit or proceeding relating to a Transaction or our engagement hereunder, the Company will pay Doherty a per diem charge for the services of such officers in an amount to be mutually agreed upon by the Company and Doherty prior to such assistance.

Term. This engagement will commence on the date hereof and terminate the earlier of (1) the delivery of an Opinion and (ii) 30 days from the date on which a party receives written notice from the other party of termination of this engagement. Notwithstanding the foregoing, the Company agrees that the provisions relating to the payment of fees, reimbursement of expenses, indemnification and contribution, confidentiality, advertising and waiver of the right to trial by jury will survive any such termination.

Use of Information. The Company will furnish to Doherty such information as Doherty requests for purposes of performing services under this letter agreement (the "Information"). The Company hereby agrees and represents that all Information relating to the Company furnished to Doherty will be accurate and complete in all material respects at the time provided, and that, if the Company is aware of any information becoming materially inaccurate, incomplete or misleading during the engagement hereunder, the Company will promptly advise Doherty. The Company recognizes and confirms that Dohrety assumes no responsibility for the accuracy and completeness of the Information and will be using and relying upon the Information (and information available from generally recognized public sources) without assuming responsibility for independent verification or independent evaluation of any of the assets or liabilities of the Company.

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Indemnification: In addition to the payment of fees and reimbursement of fees and expenses provided for above, and regardless if the Opinion is delivered, the Company agrees to indemnify Doherty with regard to the matters contemplated herein, as set forth in Annex A, attached hereto, which is incorporated by reference as if fully set forth herein.

Governing Law: This letter agreement will be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be fully performed therein.

The Company irrevocably submits to the jurisdiction of any court of the State of California located in the County of Los Angeles for the purpose of any suite, action or other proceeding arising out of this letter agreement or our engagement hereunder.

Each of the Company and Doherty hereby waives any right it may have to a trial by jury in respect of any claim brought by or on behalf of either party based upon, arising out of or in connection with this letter agreement, our engagement hereunder or the transactions contemplated hereby.

Confidentiality: Except as required by law, this Agreement and the services, information and advice, including the Opinion, to be provided by Doherty hereunder, is for the confidential use of the Board of Directors and senior management of the Company and shall not be disclosed to third parties without Doherty's prior written permission.

Advertisements: Doherty shall be permitted at its own expense, to advertise the services it provided in connection with any transaction subsequent to the consummation thereof.

Authorization: The Company and Doherty represent and warrant that each has all requisite power and authority, and all necessary authorizations, to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound.

No Brokers: The Company represents and warrants to Doherty that there are no brokers, representatives or other persons which have an interest in compensation due to Doherty from any transaction contemplated herein or which would otherwise be due any fee, commission or remuneration upon delivery of the Opinion.

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Miscellaneous: This Agreement constitutes the entire understanding and agreement between the Company and Doherty with respect to the subject matter hereof and supersedes all prior understandings or agreements between the parties with respect thereto, whether oral or written, express or implied. Any amendments or modifications must be executed in writing by both parties. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party's successors but may not be assigned without the prior written approval of the other party. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. The descriptive headings of the Paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

If the foregoing meets with your approval, please sign the attached duplicate copy of this letter and return it to the undersigned.


                                        Very truly yours,

                                            /s/ Michael Doherty

                                        By: Michael Doherty
                                            President, Doherty & Company, LLC

Agreed to and accepted as
of the above date.


By: /s/ Doug Cole
    ----------------------------------
    Doug Cole, Chief Executive Officer
    Trinity Learning Corporation